LEHMAN BROTHERS INCOME FUNDS

                           PLAN PURSUANT TO RULE 12b-1

                                   SCHEDULE A

The following series and classes of Lehman Brothers Income Funds are subject to this Plan Pursuant to Rule 12b-1, at the fee rates specified:


                                                 Fee (as a Percentage of Average
Trust Class                                      Daily Net Assets of the Class)
------------                                     ------------------------------

Lehman Brothers Strategic Income Fund             0.10%




Dated: June 1, 2007